Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

FOR IMMEDIATE RELEASE

BioMarin Announces Fourth Quarter and Full Year 2015 Financial Results

- Full-year 2015 Total BioMarin Revenue Increases 18.8% to $889.9 million Year-over-Year

- Vimizim Net Product Revenue Contributes Over $228 million to 2015 Top-line

- Full-year 2016 Total BioMarin Revenue Guidance of Between $1.05 billion to $1.10 billion

- Company Anticipates Non-GAAP Breakeven or Better in 2017 Under all E.U. Outcomes with Kyndrisa

Financial Highlights ($ in millions, except per share data, unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	% Change	2015	2014	% Change

Total BioMarin Revenue	$227.9	$230.1	(1.0)%	$889.9	$749.3	18.8%
Vimizim Net Product Revenue	58.5	36.9	58.5%	228.1	77.3	195.1%
Naglazyme Net Product Revenue	59.7	88.5	(32.5)%	303.1	334.4	(9.4)%
Kuvan Net Product Revenue	64.8	57.4	12.9%	239.3	203.0	17.9%
Aldurazyme Net Product Revenue	39.0	40.9	(4.6)%	98.0	105.6	(7.2)%

Non-GAAP Net Income (Loss)	$(70.0)	$(10.7)		$(142.6)	$(25.7)

GAAP Net Income (Loss)	$68.6	$(69.8)		$(171.8)	$(134.0)
GAAP Net Income (Loss) per Share - Basic	$0.43	$(0.47)		$(1.07)	$(0.92)
GAAP Net Income (Loss) per Share - Diluted	$0.39	$(0.47)		$(1.07)	$(0.92)

Cash, cash equivalents and investments				$1,018.3	$1,043.1

SAN RAFAEL, Calif., February 25, 2016 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for both the fourth quarter and year ended December 31, 2015. For the quarter ended December 31, 2015, Non-GAAP net loss was $70.0 million, compared to non-GAAP net loss of $10.7 million for the fourth quarter of 2014. For the year ended December 31, 2015, non-GAAP net loss was $142.6 million, compared to non-GAAP net loss of $25.7 million for the year ended December 31, 2014. The increased non-GAAP net loss for the year ended

December 31, 2015, compared to the prior year, is primarily due to increased research and development and selling, general and administrative expenses, partially offset by increased revenues from the global launch of Vimizim and strong Kuvan sales.

GAAP net income was $68.6 million, or $0.43 per basic and $0.39 diluted share, respectively, for the fourth quarter of 2015, compared to GAAP net loss of $69.8 million, or $0.47 per basic and diluted share, for the fourth quarter of 2014. GAAP net income for the quarter included a $369.5 million gain on the sale of intangible assets due to the sale of talazoparib to Medivation, Inc. and a $47.9 million credit to contingent consideration expense primarily due to the U.S. FDA complete response letter for Kyndrisa. The complete response letter triggered a reversal of previously accrued Contingent Value Rights (CVR) related to the potential $80 million payment to former Prosensa shareholders for U.S. FDA approval prior to May 15, 2016. These gains and credits were partially offset by a $198.7 million impairment of intangible asset charge related to the decline in value of the U.S. rights to Kyndrisa due to the U.S. FDA complete response letter for Kyndrisa and increased research and development and selling, general and administrative expenses. GAAP net loss for the year ended December 31, 2015 was $171.8 million, or $1.07 per basic and diluted share, compared to GAAP net loss of $134.0 million, or $0.92 per basic and diluted share for the year ended December 31, 2014.

Total BioMarin Revenue was $889.9 million for the year ended December 31, 2015 an increase of 18.8% compared to the same period in 2014.  Fourth quarter 2015 Total BioMarin Revenue of $227.9 million decreased 1.0% due to the timing of government orders impacting Naglazyme revenue.  The increase in Total BioMarin Revenue for full-year 2015 was driven by the continued global launch of Vimizim and growth in the number of Kuvan patients on therapy.   The number of patients being treated with Vimizim increased 10% quarter to quarter in the fourth quarter compared to the third quarter of 2015.  Sales of Vimizim in 2015 were recorded in 13 new countries to a total of 33 countries through year-end and totaled $228.1 million for the full year.  Kuvan Net Product Revenue increased 17.9% to $239.3 million driven primarily by patient number increases and high rates of compliance. At year-end 2015, commercial patients on Kuvan increased 15.8% year over year.

As of December 31, 2015, BioMarin had cash, cash equivalents and investments totaling $1,018.3 million, as compared to $1,043.1 million on December 31, 2014.

“BioMarin is entering 2016 from a position of strength as supported by four factors. First, we expect that our established and growing commercial business may generate over one billion dollars in revenues this year and believe it can grow to $1.5 billion by 2020.  Second, data readouts for cerliponase alfa and pegvaliase may potentially lead to two new product filings later this year and two potential new product launches in 2017.  Third, we have two potential $1 billion opportunities in development with vosoritide and BMN 270 for hemophilia A.  And fourth, we expect to manage this growing business with the goal of achieving non-GAAP break-even or better in 2017 regardless of the regulatory outcome of Kyndrisa in Europe,” said Jean-Jacques Bienaimé, Chairman and Chief Executive Officer of BioMarin. “We look forward to hosting our annual R&D Day on April 20th in New York where we will share one year data with vosoritide for achondroplasia as well as an update on our gene therapy program with BMN 270 for the treatment of hemophilia A.  In addition, in the second quarter we expect to receive an opinion from the Committee for Medicinal Products (CHMP) on a potential approval of Kyndrisa in Europe.  Kyndrisa is under regulatory review in the E.U., where there is currently no approved treatment option for children with Duchenne muscular dystrophy amenable to exon 51 skipping.”

Net Product Revenue (in millions, unaudited)

Total Revenue

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change

Vimizim (1)	$58.5	$36.9	$21.6	58.5%	$228.1	$77.3	$150.8	195.1%
Naglazyme (1)	59.7	88.5	(28.8)	(32.5)%	303.1	334.4	(31.3)	(9.4)%
Kuvan	64.8	57.4	7.4	12.9%	239.3	203.0	36.3	17.9%
Aldurazyme	39.0	40.9	(1.9)	(4.6)%	98.0	105.6	(7.6)	(7.2)%
Firdapse	4.4	4.1	0.3	7.3%	16.0	18.1	(2.1)	(11.6)%
Net product revenues	226.4	227.8	(1.4)	(0.6)%	884.5	738.4	146.1	19.8%

Collaborative agreement revenues	0.2	0.3	(0.1)		1.0	1.6	(0.6)
Royalty, license and other revenues	1.3	2.0	(0.7)		4.4	9.3	(4.9)
Total BioMarin revenues	$227.9	$230.1	$(2.2)	(1.0)%	$889.9	$749.3	$140.6	18.8%
(1)

Vimizim and Naglazyme revenues experience quarterly fluctuations due to the timing of government ordering patterns in certain countries.  The Company does not believe these fluctuations reflect a change in underlying demand.

Reconciliation of Aldurazyme Revenues

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Aldurazyme revenue reported by Genzyme	$54.1	$56.3	$(2.2)	(3.9)%	$217.8	$228.8	$(11.0)	(4.8)%

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	$ Change	2015	2014	$ Change
Royalties earned from Genzyme	$26.7	$27.9	$(1.2)	$95.8	$97.0	$(1.2)
Net product transfer revenues (2)	12.3	13.0	(0.7)	2.2	8.6	(6.4)
Total Aldurazyme net product revenues	$39.0	$40.9	$(1.9)	$98.0	$105.6	$(7.6)
(2)

To the extent units shipped to third party customers by Genzyme exceed BioMarin inventory transfers to Genzyme, BioMarin will record a decrease in net product revenue from the royalty payable to BioMarin for the amount of previously recognized product transfer revenue. If BioMarin inventory transfers exceed units shipped to third party customers by Genzyme, BioMarin will record incremental net product transfer revenue for the period. Positive net product transfer revenues result in the period if BioMarin transferred more units to Genzyme than Genzyme sold to third-party customers.

2016 Financial Guidance

Revenue Guidance ($ in millions)

Item
2016 Guidance
Total BioMarin Revenues	$1,050 to $1,100
Vimizim Net Product Revenue	$300 to $330
Naglazyme Net Product Revenue	$290 to $320
Kuvan Net Product Revenue	$320 to $350

Select Income Statement Guidance ($ in millions, except percentages)

Item
2016 Guidance
Cost of Sales (% of Total Revenue)	18.0% to 19.0%
Selling, General and Admin. Expense	$470 to $490
Research and Development Expense	$680 to $720
Non - GAAP Net Loss	$(75) to $(100)
GAAP Net Loss	$(400) to $(430)

Anticipated Milestones in 1H16

•

Cerliponase alfa for CLN2, late-infantile form of Batten disease:  Complete results from the Phase 1/2 study of cerliponase alfa, a recombinant human tripeptidyl peptidase 1 (rhTPP1), for the treatment of patients with late-infantile neuronal ceroid lipofuscinosis type 2 (NCL-2), a form of Batten disease will be announced at the WORLD LSD Symposium on March 2, 2016.  If data are supportive, the Company plans to submit in the U.S. and E.U. for regulatory approval mid-year 2016.

•

Pegvaliase for phenylketonuria (PKU):  The Company expects to share top-line results from this study in the first quarter of 2016 and, if the data are supportive, submit a Biologics License Application (BLA) to U.S. FDA in the second half of 2016.

•

BMN 270 gene therapy product for hemophilia A:   In the fourth quarter of 2015, the first patient was dosed in a Phase 1/2 trial with BMN 270, an investigational gene therapy for the treatment of patients with hemophilia A. BMN 270 is an AAV-factor VIII vector, designed to restore factor VIII plasma concentrations, essential for blood clotting in patients with hemophilia A.  Subjects in that study are now being dosed with the third highest dose in this dose ranging safety study.  BioMarin will provide a program update at the R&D Day in April 2016.

•

Vosoritide for achondroplasia:  In June 2015, the Company published results from the Phase 2 study showing a 50 percent in mean annualized growth velocity (speed at which growth in children occurs) in the cohort of 10 patients receiving a 15 µg/kg dose of vosoritide daily for six months compared with their own pre-treatment growth velocity (P-value= 0.01). In addition, to support further exploration of a dose that may enable "catch-up" growth in the event of delayed treatment, a fourth cohort with 30 micrograms per kilogram daily completed enrollment in the fourth arm of the Phase 2 study.  BioMarin will provide 12-month results with vosoritide at the 15 µg/kg dose, preliminary safety update on the 30 µg/kg dose and an update on Phase 3 plans at the R&D Day in April 2016.

•

Kyndrisa (drisapersen) for Duchenne muscular dystrophy: The Committee for Medicinal Products (CHMP), the arm of the European Medicines Agency that is currently reviewing the Marketing Authorization Application for Kyndrisa, is expected to provide an opinion on the application in the second quarter of 2016.  If the CHMP provides a positive opinion, Kyndrisa could potentially be approved in the E.U. in the second half of 2016.

•

Reveglucosidase alfa for Pompe disease: In January 2016, the Company shared interim results from the single-arm Phase 2/3 trial with patients previously treated with alglucosidase alfa who were then switched to treatment with reveglucosidase alfa. The primary endpoint of the study showed an improvement from baseline in the respiratory parameter Maximal Inspiratory Pressure (MIP) as well as the secondary endpoint 6 minute walk test.   The Company is currently determining next steps for the program.

Other Corporate Achievements in 2015

•	October 1, 2015, BioMarin to Acquire Global Rights to PKU Franchise from Merck Serono

BioMarin and Merck Serono announced that BioMarin will acquire all global rights to Kuvan® (sapropterin dihydrochloride), excluding Japan, and pegvaliase from Merck Serono (Merck). Under the terms of the agreement, BioMarin provided Merck with an upfront payment of $371.8 million. An additional €60 million in milestones will be paid to Merck if combined sales of Kuvan and pegvaliase reach undisclosed cumulative sales thresholds. In addition, €125 million will be paid to Merck conditional on the achievement of undisclosed regulatory milestones related to pegvaliase. Previously, BioMarin had exclusive rights to Kuvan in the United States and Canada and to pegvaliase in the United States and Japan. Under the terms of the transaction, BioMarin will now have exclusive worldwide rights to Kuvan and pegvaliase with the exception of Kuvan in Japan. Approved in 2007 in the U.S., Kuvan is a commercialized product for the treatment of patients with phenylketonuria (PKU). Pegvaliase is currently in registration-enabling pivotal studies as a potential therapeutic option for adult patients with phenylketonuria. With the potential approval of pegvaliase, the two products combined would expand and globalize BioMarin's leadership position by offering a wider range of treatment options to patients worldwide with PKU.

•	August 24, 2015, Talazoparib acquired by Medivation, Inc.:

Medivation, Inc. and BioMarin Pharmaceutical Inc. announced that BioMarin entered into a definitive agreement to sell Medivation all worldwide rights to talazoparib (formerly referred to as BMN 673), a highly-potent, orally available poly ADP ribose polymerase (PARP) inhibitor currently in a Phase 3 study for the treatment of patients with deleterious germline BRCA 1 or BRCA 2 mutations and locally advanced and/or metastatic breast cancer.  The transaction closed on October 6, 2015 and as a result, Medivation is now responsible for all research, development, regulatory and commercialization activities for all indications on a global basis.  Under the terms of the agreement, Medivation paid BioMarin $410 million upfront, and will pay up to an additional $160 million upon the achievement of regulatory and sales-based milestones and mid-single digit royalties for talazoparib.

Conference Call Details

BioMarin will host a conference call and webcast to discuss fourth quarter and full year 2015 financial results today, Thursday, February 25, at 4:30 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

U.S. / Canada Dial-in Number: 877.303.6313

International Dial-in Number: 631.813.4734

Conference ID: 34535772

Replay Dial-in Number: 855.859.2056

Replay International Dial-in Number: 404.537.3406

Conference ID: 34535772

About BioMarin

BioMarin is a global biotechnology company that develops and commercializes innovative therapies for patients with serious and life-threatening rare and ultra-rare genetic diseases. The company's portfolio consists of five commercialized products and multiple clinical and pre-clinical product candidates. For additional information, please visit www.BMRN.com.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and sales related to Vimizim, Naglazyme, Kuvan, Firdapse, and Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin's clinical trials of pegvaliase, reveglucosidase alfa, vosoritide, cerliponase alfa, BMN 270, BMN 250 and other product candidates; the continued clinical development and commercialization of Vimizim, Naglazyme, Kuvan, Firdapse, Aldurazyme and its product candidates; and actions by regulatory authorities, particularly with respect to Kyndrisa. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the commercialization of Vimizim, Naglazyme, Kuvan, and Firdapse; Genzyme Corporation's success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, particularly with respect to pegvaliase, reveglucosidase alfa, vosoritide and cerliponase alfa; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the outcome of the CHMP opinion for Kyndrisa; the market for each of these products; actual sales of Vimizim, Naglazyme, Kuvan, Firdapse and Aldurazyme; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's 2014 Annual Report on Form 10-K, and the factors contained in BioMarin's reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme®, Kuvan®, Firdapse® and Vimizim® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates.  KyndrisaTM is a trademark of BioMarin Pharmaceutical Inc. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

(In thousands of U.S. dollars, except share and per share amounts)

	December 31, 2015	December 31, 2014(1)
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$397,040	$875,486
Short-term investments	195,579	69,706
Accounts receivable, net (allowance for doubtful accounts: $93 and $490, at December 31, 2015 and 2014, respectively)	164,959	144,472
Inventory	271,683	199,452
Other current assets	60,378	108,524
Total current assets	1,089,639	1,397,640
Noncurrent assets:
Long-term investments	425,652	97,856
Property, plant and equipment, net	704,207	523,516
Intangible assets, net	683,996	156,578
Goodwill	197,039	54,258
Deferred tax assets	220,191	190,974
Other assets	408,644	54,557
Total assets	$3,729,368	$2,475,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$392,511	$231,844
Short-term contingent acquisition consideration payable	52,946	3,895
Total current liabilities	445,457	235,739
Noncurrent liabilities:
Long-term convertible debt, net	662,286	642,902
Long-term contingent acquisition consideration payable	32,663	38,767
Long-term deferred tax liabilities	143,527	—
Other long-term liabilities	44,588	30,077
Total liabilities	1,328,521	947,485
Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at December 31, 2015 and 2014: 161,526,044 and 149,093,647 shares issued and outstanding at December 31, 2015 and 2014, respectively.	162	149
Additional paid-in capital	3,414,837	2,359,744
Company common stock held by Nonqualified Deferred Compensation Plan	(13,616)	(9,695)
Accumulated other comprehensive income	21,033	27,466
Accumulated deficit	(1,021,569)	(849,770)
Total stockholders’ equity	2,400,847	1,527,894
Total liabilities and stockholders’ equity	$3,729,368	$2,475,379

(1)

December 31, 2014 balances were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission on March 2, 2015.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Twelve Months Ended December 31, 2015 and 2014

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
REVENUES:
Net product revenues	$226,420	$227,752	$884,522	$738,416
Collaborative agreement revenues	169	318	1,018	1,592
Royalty, license and other revenues	1,347	1,999	4,355	9,276
Total revenues	227,936	230,069	889,895	749,284
OPERATING EXPENSES:
Cost of sales (excludes amortization of intangible assets)	48,044	43,917	152,008	122,267
Research and development	176,118	142,068	634,806	461,543
Selling, general and administrative	113,907	99,768	402,271	302,156
Intangible asset amortization and contingent consideration	(40,654)	3,072	(17,690)	23,709
Impairment of intangible asset	198,700	—	198,700	—
Gain on sale of intangible asset	(369,498)	—	(369,498)	(67,500)
Total operating expenses	126,617	288,825	1,000,597	842,175
NET INCOME (LOSS) FROM OPERATIONS	101,319	(58,756)	(110,702)	(92,891)
Equity in the loss of BioMarin/Genzyme LLC	(278)	225	(817)	(877)
Interest income	1,451	1,644	4,501	5,937
Interest expense	(9,333)	(9,197)	(38,244)	(36,642)
Debt conversion expense	—	—	(163)	(674)
Other income (expense)	(194)	347	(9,299)	279
NET INCOME (LOSS) BEFORE INCOME TAXES	92,965	(65,737)	(154,724)	(124,868)
Provision for income taxes	24,348	4,060	17,075	9,101
NET INCOME (LOSS)	$68,617	$(69,797)	$(171,799)	$(133,969)
NET INCOME (LOSS) PER SHARE, BASIC	$0.43	$(0.47)	$(1.07)	$(0.92)
NET INCOME (LOSS) PER SHARE, DILUTIVE	$0.39	$(0.47)	$(1.07)	$(0.92)
Weighted average common shares outstanding, basic	161,149	148,202	160,025	146,349
Weighted average common shares outstanding, diluted	174,288	148,202	160,025	146,349

Non-GAAP Loss

The results for the three months and twelve months ended December 31, 2015 and 2014 include both GAAP net income (loss) and non-GAAP loss. As used in this release, non-GAAP loss is based on GAAP net income (loss) before interest, taxes, depreciation and amortization and further adjusted to exclude certain non-cash stock compensation expense, non-cash contingent consideration expense and certain other specified items, as detailed below (non-GAAP loss).

BioMarin believes that the non-GAAP information in this press release is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the performance of BioMarin’s core ongoing business, Naglazyme, Vimizim, Kuvan, Aldurazyme and Firdapse and development of its pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the Company believes that the additional information enhances investors’ overall understanding of the Company’s business and prospects for the future.  Further, the Company uses both the GAAP and the non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes.

The following table presents the reconciliation of GAAP to non-GAAP financial metrics:

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Loss

(In millions of U.S. dollars)

(Unaudited)

	Three Months Ended		Twelve Months Ended		Year Ending
	December 31,		December 31,		December 31, 2016
	2015	2014	2015	2014	Guidance

GAAP Net Income (Loss)	$68.6	$(69.8)	$(171.8)	$(134.0)	$(400) to $(430)

Interest expense, net	7.8	7.6	33.8	30.7	35.0
Provision for (benefit from) income taxes	24.3	4.1	17.1	9.1	(30.0) - (67.0)
Depreciation expense	10.1	10.0	35.5	33.3	42.0 - 52.0
Amortization expense	2.9	2.7	10.8	10.7	98.0
Stock-based compensation expense	30.7	32.8	111.5	86.4	135.0 - 162.0
Contingent consideration expense (1)	(43.6)	0.4	(28.5)	13.0	45.0 - 50.0
Acquisition costs (2)	—	2.7	7.0	2.7	-
Impairment charges (3)	198.7	—	211.5	—	-
Gain on termination of leases (4)	—	(1.2)	—	(10.1)	-
Gain on sale of intangible asset (5)	(369.5)	—	(369.5)	(67.5)	-

Non-GAAP Loss	$(70.0)	$(10.7)	$(142.6)	$(25.7)	$(75) to $(100)

(1)

Represents the expense associated with the change in the fair value of contingent acquisition consideration payable for the period, resulting from changes in estimated probabilities and timing of achieving certain developmental milestones.

(2)	Represents transaction costs for the acquisition of Prosensa Holding N.V.
(3)

The $198.7 million in the three months ended December 31, 2015, primarily represents the impairment of a portion of the Kyndrisa IPR&D intangible assets. The $211.5 million for the twelve months ended December 31, 2015, also includes the write-off of certain investments and advances to a supplier of one of the Company's multi-sourced materials due to a deterioration in their financial condition during the second quarter.

(4)

Primarily represents the net gain due to the early termination of the Company's operating lease and the realization of the remaining balance in deferred rent upon acquisition of the San Rafael Corporate Center where the Company's corporate headquarters are located, as well as early termination of certain other leases related to the Company's facilities.

(5)

The $369.5 million gain in the three and twelve months ended December 31, 2015, represents the net gain on the sale of the Company’s world-wide rights to talazoparib to Medivation Inc. The $67.5 million gain in the twelve months ended December 31, 2014, represents the total sales price for the Priority Review Voucher during the third quarter of 2014.

The following reconciliation of the Company’s GAAP Condensed Consolidated Statements of Operations to non-GAAP Net Loss provides the details of the effects of the non-GAAP adjustments on the components of the Company’s operating results for each of the periods presented. Management believes that providing the effects of the non-GAAP adjustments on the components of operating results is useful to investors and, when reviewed in conjunction with the Company’s GAAP results, provides additional information regarding key drivers of the Company’s core operations. The Company uses operating results on both a GAAP and a non-GAAP basis internally for operating, budgeting and financial planning purposes.

BIOMARIN PHARMACEUTICAL INC.

  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND RECONCILIATION OF non-GAAP ADJUSTMENTS

Three Months Ended December 31, 2015 and 2014

(In millions of U.S. dollars)

(Unaudited)

	Three Months Ended December 31,
	2015				2014
		Non-GAAP Adjustments				Non-GAAP Adjustments
	GAAP	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP	GAAP	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP
REVENUES:
Net product revenues	$226.4	$—	$—	$226.4	$227.8	$—	$—	$227.8
Collaborative agreement revenues	0.2	—	—	0.2	0.3	—	—	0.3
Royalty, license and other revenues	1.3	—	—	1.3	2.0	—	—	2.0
Total revenues	227.9	—	—	227.9	230.1	—	—	230.1
OPERATING EXPENSES:
Cost of sales	48.1	—	(2.5)	45.6	43.9	—	(2.2)	41.7
Research and development	176.1	(4.4)	(14.4)	157.3	142.0	(5.2)	(11.5)	125.3
Selling, general and administrative	113.9	(5.7)	(13.8)	94.4	99.8	(4.8)	(20.6)	74.4
Intangible asset amortization and contingent consideration	(40.7)	(2.9)	43.6	—	3.1	(2.7)	(0.4)	—
Impairment charges	198.7	—	(198.7)	—	—	—	—	—
Gain on sale of intangible asset	(369.5)	—	369.5	—	—	—	—	—
Total operating expenses	126.6	(13.0)	183.7	297.3	288.8	(12.7)	(34.7)	241.4
INCOME (LOSS) FROM OPERATIONS	101.3	13.0	(183.7)	(69.4)	(58.7)	12.7	34.7	(11.3)
Equity in the loss of BioMarin/Genzyme LLC	(0.3)	—	—	(0.3)	0.2	—	—	0.2
Interest income	1.5	(1.5)	—	—	1.6	(1.6)	—	—
Interest expense	(9.3)	9.3	—	—	(9.2)	9.2	—	—
Debt conversion expense	—	—	—	—	—	—	—	—
Other income (expense)	(0.3)	—	—	(0.3)	0.4	—	—	0.4
INCOME (LOSS) BEFORE INCOME TAXES	92.9	20.8	(183.7)	(70.0)	(65.7)	20.3	34.7	(10.7)
Provision for income taxes	24.3	(24.3)	—	—	4.1	(4.1)	—	—
NET INCOME (LOSS)	$68.6	$45.1	$(183.7)	$(70.0)	$(69.8)	$24.4	$34.7	$(10.7)

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND RECONCILIATION OF non-GAAP ADJUSTMENTS

Twelve Months Ended December 31, 2015 and 2014

(In millions of U.S. dollars)

(Unaudited)

	Twelve Months Ended December 31,
	2015				2014
		Non-GAAP Adjustments				Non-GAAP Adjustments
	GAAP	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP	GAAP	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP
REVENUES:
Net product revenues	$884.5	$—	$—	$884.5	$738.4	$—	$—	$738.4
Collaborative agreement revenues	1.0	—	—	1.0	1.6	—	—	1.6
Royalty, license and other revenues	4.4	—	—	4.4	9.3	—	—	9.3
Total revenues	889.9	—	—	889.9	749.3	—	—	749.3
OPERATING EXPENSES:
Cost of sales	152.0	—	(6.8)	145.2	122.3	—	(6.1)	116.2
Research and development	634.8	(16.1)	(49.4)	569.3	461.5	(16.8)	(27.7)	417.0
Selling, general and administrative	402.3	(19.4)	(62.3)	320.6	302.2	(16.5)	(45.2)	240.5
Intangible asset amortization and contingent consideration	(17.7)	(10.8)	28.5	—	23.7	(10.7)	(13.0)	—
Impairment charges	198.7	—	(198.7)	—	—	—	—	—
Gain on sale of intangible asset	(369.5)	—	369.5	—	(67.5)	—	67.5	—
Total operating expenses	1,000.6	(46.3)	80.8	1,035.1	842.2	(44.0)	(24.5)	773.7
INCOME (LOSS) FROM OPERATIONS	(110.7)	46.3	(80.8)	(145.2)	(92.9)	44.0	24.5	(24.4)
Equity in the loss of BioMarin/Genzyme LLC	(0.8)	—	—	(0.8)	(0.8)	—	—	(0.8)
Interest income	4.5	(4.5)	—	—	5.9	(5.9)	—	—
Interest expense	(38.3)	38.3	—	—	(36.6)	36.6	—	—
Debt conversion expense	(0.2)	—	—	(0.2)	(0.7)	—	—	(0.7)
Other income (expense)	(9.2)	—	12.8	3.6	0.2	—	—	0.2
INCOME (LOSS) BEFORE INCOME TAXES	(154.7)	80.1	(68.0)	(142.6)	(124.9)	74.7	24.5	(25.7)
Provision for income taxes	17.1	(17.1)	—	—	9.1	(9.1)	—	—
NET INCOME (LOSS)	$(171.8)	$97.2	$(68.0)	$(142.6)	$(134.0)	$83.8	$24.5	$(25.7)

The following summarizes the reconciliation of the components of the non-GAAP adjustments to Cost of sales, Research and development and Selling, general and administrative expenses from the GAAP to the non-GAAP presentation (in millions of U.S. dollars, unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Cost of sales - GAAP	$48.1	$43.9	$152.0	$122.3
Less: non-GAAP adjustments:
Stock-based compensation	(2.5)	(2.2)	(6.8)	(6.1)
Cost of sales - non-GAAP	$45.6	$41.7	$145.2	$116.2

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Research and development - GAAP	$176.1	$142.0	$634.8	$461.5
Less: non-GAAP adjustments:
Stock-based compensation	(14.4)	(11.5)	(49.4)	(33.8)
Depreciation	(4.4)	(5.2)	(16.1)	(16.8)
Gain on early lease terminations	—	—	—	6.1
Research and development - non-GAAP	$157.3	$125.3	$569.3	$417.0

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Selling, general and administrative - GAAP	$113.9	$99.8	$402.3	$302.2
Less: non-GAAP adjustments:
Stock-based compensation	(13.8)	(19.1)	(55.3)	(46.5)
Depreciation	(5.7)	(4.8)	(19.4)	(16.5)
Gain on early lease terminations	—	1.2	—	4.0
Acquisition expenses	—	(2.7)	(7.0)	(2.7)
Selling, general and administrative - non-GAAP	$94.4	$74.4	$320.6	$240.5

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Intangible asset amortization and contingent consideration - GAAP	$(40.7)	$3.1	$(17.7)	$23.7
Less: non-GAAP adjustments
Intangible asset amortization	(2.9)	(2.7)	(10.8)	(10.7)
Contingent consideration	43.6	(0.4)	28.5	(13.0)
Intangible asset amortization and contingent consideration - non-GAAP	$—	$—	$—	$—

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